Exhibit 10.3

Execution Copy

FIRST AMENDMENT TO

ABL CREDIT AGREEMENT

THIS FIRST AMENDMENT TO ABL CREDIT AGREEMENT (this “Amendment”), dated as of April 1, 2020, is by and among U.S. WELL SERVICES, LLC, a Delaware limited liability company (the “Borrower”), each Guarantor (as defined in the below referenced Credit Agreement) party hereto, U.S. WELL SERVICES, INC., a Delaware corporation (“Parent”), each Lender (as defined in the below referenced Credit Agreement) party hereto, and BANK OF AMERICA, N.A., as agent for the Lenders (“Administrative Agent”), a Swing Line Lender and an L/C Issuer.

W I T N E S S E T H

WHEREAS, Borrower is a party to that certain ABL Credit Agreement, dated as May 7, 2019 (as amended, restated, extended, supplemented or otherwise modified, the “Credit Agreement”), among Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders;

WHEREAS, the Loan Parties have requested that the Lenders amend certain provisions of the Credit Agreement to (i) extend the maturity date, and (ii) make certain borrowing base and other modifications to the Credit Agreement, subject to the terms and conditions contained herein; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1    Defined Terms. Any and all initially capitalized terms used in this Amendment (including, without limitation, in the Recitals to this Amendment) without definition shall have the respective meanings specified in the Credit Agreement.

1.2    New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Base Rate FILO Loan” shall mean a FILO Loan that bears interest based on the Base Rate.

“FILO Amount”: (a) the lesser of (i) $4,000,000 and (ii) 5% of the Value of Eligible Accounts; provided, that, notwithstanding anything else contained herein, commencing on the October 1, 2020, the amount set forth in clause (a)(i) above and the percentage set forth in clause

(a)(ii) above shall be reduced by $222,222 per month with respect to clause (a)(i) and 0.278% per month with respect to clause (a)(ii) until reduced to zero in each case.

“FILO Loan” has the meaning specified in Section 2.01.

“First Amendment Date” shall mean April 1, 2020.

“LIBOR FILO Loan” means a FILO Loan that bears interest based on LIBOR.

1.3    Amendment to Certain Definitions. The below definitions of set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments were $75,000,000. As of the First Amendment Date, the Aggregate Commitments are $60,000,000.

“Applicable Rate” means the applicable percentage per annum set forth below for each fiscal quarter (each an “Applicable Quarter”) determined by reference to the average daily Availability as a percentage of the Borrowing Base during the fiscal quarter immediately preceding such Applicable Quarter (as to each Applicable Quarter, the “Reference Quarter”) as determined by the Administrative Agent based on the Borrowing Base Certificates delivered by the Borrower to the Administrative Agent:

Applicable Rate
Pricing Level	Average Daily Availability as a Percentage of the Borrowing Base	LIBOR Rate Revolving Credit Loans (other than FILO Loans) & Letter of Credit Fee	Base Rate Loan (Other than FILO Loans)	LIBOR Rate FILO Loan	Base Rate FILO Loan
1	≥66%	2.00%	1.00%	3.50%	2.50%
2	≥33% but <66%	2.25%	1.25%	3.75%	2.75%
3	<33%	2.50%	1.50%	4.00%	3.00%

Any increase or decrease in the Applicable Rate for any Applicable Quarter resulting from a change in the average daily Availability for the applicable Reference Quarter shall become effective as of the first day of the first calendar month in the Applicable Quarter. If the Administrative Agent is unable to calculate average daily Availability for any Reference Quarter due to the Borrower’s failure to deliver any Borrowing Base Certificate when required pursuant to Section 6.01(e), then, at the option of the Administrative Agent or the

Required Lenders, Pricing Level 3 shall apply during the Applicable Quarter until the first day of the calendar month following delivery of such Borrowing Base Certificate.

“Borrowing Base” means, on any date of determination, an amount equal to the lesser of (a) the Aggregate Commitments; or (b) the sum, without duplication, of the following:

(i)	85% of the Value of Eligible Accounts,

(ii)	plus the lesser of (A) 80% of the Value of Eligible Unbilled Accounts or (B) $15,000,000,

(iii)	plus the FILO Amount,

(iv)	minus the Availability Reserve.

No Borrowing Base calculation shall include the ABL Priority Collateral acquired in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable field examinations reasonably satisfactory to Administrative Agent (which shall not be included in the limits provided in Section 6.10(b).

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that if, for any Interest Period, the per annum rate of interest determined by the Administrative Agent for the London interbank offered rate or any comparable or successor rate is less than 1.0%, then LIBOR shall be 1.0%.

“Maturity Date” means (a) the earlier of April 1, 2025 and (b) the date that is the 91st day prior to the maturity date of the Term Loan Indebtedness; provided, however, that in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, (i) at any date of determination occurring on or after the First Amendment Date and on or prior to March 31, 2021, the period commencing on April 1, 2020 and ending on such date of determination, and (ii) at any other date of determination, (a) the most recently completed four fiscal quarters of Parent if a Monthly

Financial Reporting Trigger Period is not then in effect and has not been in effect for the preceding 30 days or (b) at any other time, the most recently completed twelve calendar months.

“Weekly BBC Trigger Period” means (i) the period beginning on the First Amendment Date and continuing until the Administrative Agent’s receipt of a Borrowing Base Certificate for the month ended May 31, 2020 in accordance herewith, and (ii) at all other times, the period (a) commencing on the day that (I) an Event of Default occurs, or (II) for a period of 5 consecutive Business Days, Availability is less than the greater of (x) 12.5% of the Borrowing Base or (y) $9,375,000 and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has at all times exceeded the greater of (i) 12.5% of the Borrowing Base and (ii) $9,375,000.

1.4    Amendment to Section 2.01. Section 2.01 is hereby amended and restated in its entirety as follows:

“2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Borrowing Base and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Notwithstanding anything to the contrary in this Agreement, all Revolving Credit Loans outstanding from and after the First Amendment Date up to the FILO Amount (until the FILO Amount is $0) shall be deemed to be “FILO Loans”. Within the limits of the Borrowing Base, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or LIBOR Loans, as further provided herein; provided, however, any Revolving Credit Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the date of such Revolving Credit Borrowing.”

1.5    Amendment to Section 2.12 Section 2.12 is hereby amended by adding new subsection (g) to read in its entirety as follows:

“(g) Payments with respect to FILO Loans. Notwithstanding anything to the contrary in this Agreement, any payment in respect of Revolving Credit Loans shall be applied first to the Revolving Credit Loans that are not FILO Loans until repaid in full, and then applied to FILO Loans.”

1.6    Amendment to Article X. Article X is hereby amended by adding the following Section 10.27 to read in its entirety as follows:

“10.27    Acknowledgement Regarding Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. § 1841 (k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81 , 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. § 5390 (c)(8)(D).”

1.7    Replacement of Schedule 1.01(a). Schedule 1.01(a) to the Credit Agreement is hereby deleted and replaced with the Schedule 1.01(a) attached hereto.

1.8    Replacement of Schedule 1.01(c). Schedule 1.01(c) to the Credit Agreement is hereby deleted and replaced with the Schedule 1.01(c) attached hereto.

1.9    Replacement of Schedule 10.02. Schedule 10.02 to the Credit Agreement is hereby deleted and replaced with the Schedule 10.02 attached hereto.

1.10    Replacement of Exhibit J. Exhibit J to the Credit Agreement is hereby deleted and replaced with the Exhibit J attached hereto.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective as of the First Amendment Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Lenders and the Administrative Agent.

(b)    Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)    Fees and Expenses.

(i)    The Administrative Agent shall have received from the Borrower an amendment fee in the amount provided in the Fee Letter, dated as of the date hereof (the “First Amendment Fee Letter”), by and among the Loan Parties and the Administrative Agent.

(ii)    The Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby.

(d)    Amendment to Term Loan Credit Agreement. The Administrative Agent shall have received a copy of an amendment to the Term Loan Credit Agreement duly executed by each of the Loan Parties, the lenders party thereto and the Term Loan Agent, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion.

(e)    Intentionally Omitted.

(f)    Equity Investment. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion, that the Borrower’s direct or indirect parent has received Equity Proceeds from the issuance of Qualified Capital Stock on or about the First Amendment Date resulting in Equity Proceeds, net of fees, costs and expenses, of at least $20,000,000.

(g)    Secretary’s Certificate. The Administrative Agent shall have received a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the First Amendment Date and certifying that (i) no changes have been made to the by-laws, limited partnership agreement, limited liability company agreement or other equivalent governing document of each Loan Party since the Closing Date, (ii) each Loan Party is authorized to execute, deliver and perform under the Loan Documents as amended by this Amendment, (iii) no changes have been made to the articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent governing document of each Loan Party since the Closing Date, and (iv) to an attached copy of a recently dated good standing certificate for each Loan Party from its state organization.

(h)    Legal Opinion. The Administrative Agent shall have received an opinion of Porter Hedges LLP, counsel for the Loan Parties dated the First Amendment Date and addressed to the Administrative Agent and the Lenders which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Solvency Certificate. The Administrative Agent shall have received a certificate from the Borrower attesting to the Solvency of each Material Loan Party before and after giving effect to entering into this Amendment, the transactions contemplated hereby and the payment of fees and expenses in connection therewith, from its chief financial officer;

(j)    Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer attesting that as of the First Amendment Date the representations and warranties set forth in the Credit Agreement are true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects (after giving effect to such qualification)) as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects (after giving effect to such qualification)) as of such earlier date).

ARTICLE III

MISCELLANEOUS

3.1    Amended Terms. On and after the First Amendment Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(b)    No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by such Person of this Amendment, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of any Mortgages (or amendments thereto), (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to obtain or make which would not reasonably be expected to have a Material Adverse Effect.

(c)    Immediately after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

3.3    Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and other Loan Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations (to the extent specified in the Credit Agreement and the other Loan Documents).

3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel, in each case in accordance with Section 10.04 of the Credit Agreement.

3.6    Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment, in each case to the extent required by Section 6.15 of the Credit Agreement.

3.7    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9    No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12    General Release. In consideration of the Administrative Agent’s willingness to enter into this Amendment, on behalf of the Lenders, each Loan Party hereby releases and forever discharges the Administrative Agent, Swing Line Lender, the Lenders and the Administrative Agent’s, the Swing Line Lender’s and each Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby; provided that the foregoing general release shall not be a release of any claim against any member of the Bank Group which arises from the gross negligence of willful misconduct of such member of the Bank Group.

3.13    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	U.S. WELL SERVICES, LLC

	By:	/s/ Kyle O’Neill
	Name:	Kyle O’Neill
	Title:	Chief Financial Officer

PARENT:	U.S. WELL SERVICES, INC.

	By:	/s/ Kyle O’Neill
	Name:	Kyle O’Neill
	Title:	Chief Financial Officer

GUARANTORS:	USWS FLEET 10, LLC

	By:	/s/ Kyle O’Neill
	Name:	Kyle O’Neill
	Title:	Chief Financial Officer

USWS FLEET 11, LLC

	By:	/s/ Kyle O’Neill
	Name:	Kyle O’Neill
	Title:	Chief Financial Officer

USWS HOLDINGS LLC

	By:	/s/ Kyle O’Neill 0.5
	Name:	Kyle O’Neill
	Title:	Chief Financial Officer

(Signature Page to First Amendment to ABL Credit Agreement)

BANK OF AMERICA, N.A., as Administrative Agent, a Lender, an L/C Issuer and a Swing Line Lender
By:	/s/ Ajay Jagsi
Name:	Ajay Jagsi
Title:	Vice President

(Signature Page to First Amendment to ABL Credit Agreement)